UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2025

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (716) 805-1599
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	ATRO	The NASDAQ Stock Market LLC
Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Astronics Corporation (the “Company”) entered into a Credit Agreement (the “Revolving Credit Agreement”), dated as of October 22, 2025, with HSBC Bank USA, National Association, as administrative agent for the lenders (“HSBC”), the guarantors party thereto, and the lenders signatory thereto. The cash flow-based revolving credit facility under the Revolving Credit Agreement replaces the Company’s asset-based credit facility. As such, the Seventh Amended and Restated Credit Agreement, dated as of July 11, 2024 by and among the Company, HSBC, as administrative agent for the lenders, and the lenders signatory thereto, as further amended (the “Asset Based Credit Agreement”) was terminated on October 22, 2025 simultaneously with the Company’s entry into the Revolving Credit Agreement.
The Revolving Credit Agreement increased the maximum aggregate amount of Revolving Commitments (as defined in the Revolving Credit Agreement) that the Company can draw on pursuant to the revolving credit facility thereunder from $220.0 million (the maximum aggregate amount available to be drawn under the terms of the Asset Based Credit Agreement) to $300.0 million. The Company has the option to request an increase in the Revolving Commitments by up to $100.0 million plus an additional incremental amount so long as the maximum leverage requirements set forth in the Revolving Credit Agreement are met. The scheduled maturity date for the Revolving Credit Agreement is October 16, 2030.
Under the terms of the Revolving Credit Agreement, the Company will pay interest on the unpaid principal amount outstanding under the Revolving Credit Agreement at a rate equal to Term SOFR (as defined in the Revolving Credit Agreement) plus an applicable margin ranging from 1.25% to 2.125% determined based upon the Company’s Total Net Debt Leverage Ratio (as defined in the Revolving Credit Agreement). The Company will pay a quarterly commitment fee under the Revolving Credit Agreement on unused Revolving Commitments ranging from 0.20% to 0.35% determined based upon the Company’s Total Net Debt Leverage Ratio.
Certain of the Company’s subsidiaries are guarantors under the Revolving Credit Agreement and the assets of such subsidiaries also secure the Company’s obligations under the Revolving Credit Agreement.
Pursuant to the Revolving Credit Agreement, the Company is subject to a total leverage ratio covenant that requires that the Company’s Total Net Debt Leverage Ratio may not exceed 4.50 to 1.00, provided that the Company’s Total Net Debt Leverage Ratio for the fiscal quarter ending December 31, 2025 may not exceed 4.75 to 1.00. The Company is also subject to a consolidated interest coverage ratio covenant that requires that the Company’s Consolidated Interest Coverage Ratio (as defined in the Revolving Credit Agreement) may not be less than 3.50 to 1.00 and a secured net debt leverage ratio covenant that requires that the Company’s Secured Net Debt Leverage Ratio (as defined in the Revolving Credit Agreement) may not exceed 3.00 to 1.00.
The above description does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.
On October 22, 2025, the Company repaid in full all outstanding indebtedness under the Asset Based Credit Agreement, and the Asset Based Credit Agreement was terminated as of that date. The Company funded the repayment of its obligations under the Asset Based Credit Agreement with borrowings under the Revolving Credit Agreement. There were no termination penalties incurred by the Company in connection with the termination of the Asset Based Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
On October 22, 2025, the Company issued a news release announcing the entry into the Revolving Credit Agreement. A copy of the press release is attached as Exhibit 99.1.
The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The information in this Item 7.01, including the Exhibit 99.1, hereto, shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.1	Credit Agreement dated as of October 22, 2025, by and among Astronics Corporation, the guarantors signatory thereto, HSBC Bank USA, National Association, as administrative agent for the lenders, and the lenders signatory thereto
99.1	Press Release of Astronics Corporation, dated October 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Date:	October 22, 2025	By:	/s/ Nancy L. Hedges
Nancy L. Hedges
Vice President and Chief Financial Officer